Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Protagenic Therapeutics, Inc. (the “Company”) on Form S-1 to be filed on or about September 15, 2016 of our audit of the consolidated financial statements of the Company as of and for the year ended December 31, 2014 with a report date of October 16, 2015.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

Schulman Lobel Zand Katzen Williams & Blackman, LLP

Schulman Lobel Zand Katzen Williams & Blackman LLP

CERTIFIED PUBLIC ACCOUNTANTS

Princeton, New Jersey

September 15, 2016